Exhibit 10.7

AMENDED AND RESTATED EXCLUSIVE LICENSE AGREEMENT

This Amended and Restated Exclusive License Agreement (this "Agreement") is made effective the 29th day of August, 2019 (the "Effective Date"), by and between Stuart Weg, MD, an individual ("Licensor"), and Seelos Therapeutics, Inc., a Delaware corporation having a principal place of business at 300 Park Avenue, 12th Floor, New York, NY 10022 ("Licensee"). Licensor and Licensee are each referred to herein individually as a "Party" and together as the "Parties".

WHEREAS, Licensor and Licensee (as successor in interest to Turing Pharmaceuticals AG, successor in interest to Retrophin, Inc.) are parties to that certain Exclusive License Agreement, dated December 12, 2013, by and among Licensor and Retrophin, Inc., as amended by that certain Amendment No. 1 to Exclusive License Agreement, dated March 21, 2017, by and among Licensor and Turing Pharmaceuticals AG (as successor in interest to Retrophin, Inc. under the aforementioned Exclusive License Agreement) (collectively, the "Prior Agreement");

WHEREAS, the Parties now desire to enter into this Agreement to amend and restate the terms and conditions of their agreement with respect to the subject matter of the Prior Agreement and to better reflect their respective rights and obligations in connection therewith, all as further provided below.

NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth below herein and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Parties agree that the Prior Agreement is hereby superseded, amended and replaced in its entirety by the terms and conditions set forth in this Agreement and the Parties hereby covenant and agree as follows:

Section 1.    Definitions.

For the purpose of this Agreement, the Appendix A definitions shall apply.

Section 2.    Licenses

     A.     License Grant.

(i)    Licensor hereby grants to Licensee an exclusive license (with the right to sublicense (through multiple levels of Sublicensees)) under the Licensed Assets, including but not limited to the right to manufacture and have manufactured, make and have made, use, sell and have sold, offer for sale, distribute and have distributed, develop and have developed, market and have marketed and import and have imported Products and otherwise exploit the Licensed IP in the Licensed Field within the Licensed Territory (the "License").

(ii)    To the extent an Improvement is conceived and/or reduced to practice by Licensor, any individuals or entities (whether business partners, consultants or other associated Parties or Affiliates) employed or engaged by, or otherwise working with, Licensor ("Licensor Improvements"), such Licensor Improvements shall automatically, upon creation, be deemed Licensed IP.

(iii)    Licensee shall retain ownership of and all right, title and interest in and to any Improvements or inventions that are developed, conceived, invented, created, authored and/or reduced to practice by or on behalf of Licensee, its Affiliates and/or Sublicensees ("Licensee Improvements").

     B.     Reservation of Rights. Licensor hereby reserves a royalty-free, irrevocable, world-wide, non-exclusive right, without the right to sublicense except as approved in writing by Licensor, to practice and use the Licensed IP for Research Purposes.

Section 3.    Development.

     A.     Licensee shall use commercially reasonable efforts to develop, manufacture, market, and sell Products in the Licensed Territory, or to sell or sublicense its rights under the Licensed Assets to a third party, during the License Term.

     B.     Licensor will make available to Licensee all experts used, to the best of its ability, at a reasonable consulting fee on an ongoing basis if and when requested by Licensee.

     C.     Following the Effective Date, Licensor shall have periodic meetings, as appropriate, with Licensee's lead research and development officer. Such meetings shall occur at mutually acceptable times and places, teleconference or otherwise.

Section 4.    Consideration.

     A.     License Fee; License Maintenance Fee; Sublicense Fee.

(i)    Within five (5) business days of execution of this Agreement by the Parties, Licensee shall pay to Licensor seventy-five thousand dollars ($75,000.00 USD). In addition, during the License Term, Licensee shall pay to Licensor the following amounts: (1) one hundred thousand dollars ($100,000.00 USD) on January 2, 2020, (2) one hundred twenty-five thousand dollars ($125,000.00 USD) on January 2, 2021, and (3) in the event the FDA has not approved the NDA for the Milestone Product on or before December 31, 2021, two hundred thousand dollars ($200,000.00 USD) on January 2, 2022. Licensor acknowledges that all other amounts payable, due or owing to Licensor by Licensee (or any of its predecessors in interest) as of the Effective Date have been previously paid in full to Licensor, including without limitation all fees, costs, expenses and any other amounts referenced in the Prior Agreement, which obligations are terminated and extinguished by this Agreement and Licensor hereby releases Licensee and its Affiliates from any and all claims to or based upon such obligations.

(ii)    For the duration of the License Term, if Licensee enters into any commercial sublicense of the Licensed IP with a Third Party, including entering into any agreement to partner with a Third Party with regard to the Product(s) in order to commercially sublicense its rights in, to and under the Licensed Assets to such Third Party (but in each of the foregoing instances, excluding sublicenses granted to contractors, consultants, agents, manufacturers, suppliers, resellers, distributors or similar service providers performing services for or acting on behalf of Licensee or its Affiliate) (each a

"Commercial Sublicense"), and Licensee receives any upfront or recurring sublicense fee in consideration of the granting of such Commercial Sublicense, whether in cash or some other form of property (the "Sublicense Payment"), Licensor shall be entitled to receive a share of the Sublicense Payment (the "Sublicense Share") equal to two percent (2%) of the Sublicense Payment; provided, however, that (1) if it is or becomes reasonably determined by or known to either Licensee or the other party to the Sublicense (the "Commercial Sublicensee") that, in order to make, have made, sell or use such Royalty-Bearing Product(s) associated with such Sublicense(s) or to exercise such the rights granted under such Commercial Sublicense, Licensee, its Affiliate or any such Commercial Sublicensee will be required to make payments to one or more additional persons (each, an "Additional Rights Holder") to obtain a license, sublicense, release or similar right to permit the making, having made, use or sale of such Royalty-Bearing Product or the exercise of such the rights granted under such Commercial Sublicense in any applicable jurisdiction or territory ("Additional Rights Payments"), then the Sublicense Share otherwise due to Licensor shall be reduced by one-half of one percent (0.5%), (2) no research and development grants, sponsorships or other similar sources of funding received by Licensee or its Affiliates to support Licensee's and/or its Affiliates further research and development of the Products, Licensed IP or Licensee Improvements shall be deemed to be Sublicense Payments nor subject to any Sublicense Share, and (3) no amounts received by Licensee or its Affiliates that are included in the calculation of Selling Price or otherwise accounted for as Royalties shall be deemed to be Sublicense Payments nor subject to any Sublicense Share.

     B.     Royalty.

(i)    For the duration of the Royalty Term (as defined below) in each country in the Territory, Licensee agrees to pay to Licensor as "earned royalties" an amount (the "Royalty") equal to two and one quarter percent (2.25%) of the Selling Price of each Product sold in such country.

(ii)    Notwithstanding the foregoing, if during any period of the Royalty Term Licensee is required make Third Party Payments with respect to sales of a Royalty-Bearing Product, then the amounts payable to Licensor as Royalty hereunder for such Royalty-Bearing Product shall be reduced during such period by an amount equal to the amounts of such Third Party Payments; provided, however, that in no event shall the aggregate Royalty payable to Licensor with respect to sales of such Royalty- Bearing Product in such country pursuant to Section 4(B)(i) be less than fifty percent (50%) of the amount which would otherwise be due to Licensor as Royalty with respect to such sales.

     C.     Sublicensing Royalties. With respect to sublicenses granted by Licensee under Section 2(A), Licensee shall be obligated to pay the applicable Royalty to Licensor on sales of Royalty-Bearing Products by such sublicensee in each country calculated as if the Selling Price received by such sublicensee during the relevant calendar quarter for which payment of Royalty is due under Section 4(E) had been received by Licensee itself during the quarter in which such sales are reported to Licensee.

     D.     Milestones. Within sixty (60) days after the achievement of the applicable one- time milestone and receipt of Licensor's invoice, Licensee shall pay to Licensor:

(i)    Upon issuance by the U.S. Patent and Trademark Office of the first United States Patent directed to the anxiety indication for a Product and containing a valid claim covering a Product during the License Term, Licensee shall (1) pay to Licensor one hundred thousand dollars ($100,000.00 USD) and (2) issue to Licensor that number of shares of Common Stock of Licensee equal to one hundred and fifty thousand dollars ($150,000.00 USD) divided by the closing sales price of Licensee's Common Stock, as reported on a national securities exchange, or, if such Common Stock is not listed on a national securities exchange, as reported on the OTC, in either case as of the date of issuance of such Patent. For clarity, such Patent shall automatically be added to Appendix B and licensed to Licensee hereunder.

(ii)    Five Hundred Thousand Dollars ($500,000.00 USD) after the locking of the database and the unblinding of the data for the Successful readout of Licensee's Phase III trial of a Royalty-Bearing Product that has been conducted for submission under an NDA or equivalent seeking Regulatory Approval in a Major Market for such Product (the "Milestone Product"), where "Successful" means the achievement of a p value of less 0.05 (statistical significance).

(iii)    Three Million Dollars ($3,000,000.00 USD) after approval by the FDA of the NDA for the Milestone Product;

(iv)    Two Million Dollars ($2,000,000.00 USD) after Regulatory Approval is granted by the European Medicines Agency ("EMA") for the Milestone Product; and

(v)    One Million, Five Hundred Thousand Dollars ($1,500,000.00 USD) after Regulatory Approval is granted by the Ministry of Health, Labour and Welfare in Japan ("MHLW") for the Milestone Product.

For clarification, the maximum amount to be paid by Licensee to Licensor under clauses (i)-(v) of this paragraph 4(D) will be Six Million, Six Hundred Thousand Dollars ($6,600,000.00 USD).

In the event of the locking of the database and the unblinding of the data for the Successful readout of Licensee's Phase III trial of a New Product (defined below) that has been conducted for submission under an NDA or equivalent seeking Regulatory Approval in a Major Market for such New Product, the parties shall negotiate any applicable royalty and milestones in good faith. As used herein, "New Product" means a new Royalty-Bearing Product (that is not a Milestone Product) which either (A) represents a new route of administration for a Product which has previously received Regulatory Approval or (B) targets an indication other than the indication targeted by a Product which has previously received Regulatory Approval.

     E.     Accounting; Payments.

(i)    Amounts owing to Licensor under Sections 4B and 4C shall be paid on a calendar quarterly basis, with such amounts due and received by Licensor on or before the sixtieth (60th) day following the end of the calendar quarter ending on March 31, June 30, September 30 or December 31 in which such amounts were earned.

(ii)    Except as otherwise directed, all amounts owing to Licensor under this Agreement shall be paid in U.S. dollars at the address provided in Section 12, or, paid via wire transfer if agreed upon by the Parties. All royalties owing with respect to Selling Price and other fees stated in currencies other than U.S. dollars shall be converted at the rate shown in the Federal Reserve Noon Valuation - Value of Foreign Currencies on the day preceding the payment due date.

(iii)    Reasonably promptly after receipt of written request from Licensor, but no more after than quarterly, an accounting showing how any amounts owing to Licensor under Sections 4B and 4C have been calculated shall be submitted to Licensor.

Section 5.    Representations and Warranties; Indemnitees; Insurance.

     A.     Licensor represents and warrants to Licensee (on a continuing basis, unless otherwise provided below):

(i)    Licensor is the owner of the Licensed Assets or otherwise has the necessary right, title and power to grant the licenses and rights granted hereunder to Licensee, and the licenses and rights granted hereunder to Licensee are free and clear of any liens, claims or encumbrances;

(ii)    it has not granted any option, license, right or interest in or to the License or the Licensed Assets and the execution and delivery of this Agreement and the performance of its obligations hereunder do not violate or breach any other agreement to which it is bound;

(iii)    (a) the Licensed Assets existing as of the Effective Date are subsisting, valid and as of the Effective Date enforceable, and (b) as of the Effective Date no claim has been made alleging that any Licensed Assets or any Product infringes or otherwise violates any intellectual property or proprietary right of any Third Party;

(iv)    as of the Effective Date, no Person is infringing the Licensed Assets;

(v)    the true inventors of the subject matter claimed are named in the patents and patent applications within the Licensed IP as of the Effective Date, and all such inventors have irrevocably assigned all their rights and interests therein to Licensor;

(vi)    the Licensed Assets constitute all rights owned or controlled (including by virtue of the licenses or other rights granted to it) at any time or prior to the Effective Date applicable to the Licensed Field; and

(vii)    as of the Effective Date, no patent or trademark application within the Licensed IP is the subject of any pending interference, opposition, cancellation, protest or other challenge or adversarial proceeding.

     B.     Licensor (the "Indemnitor") shall indemnify, hold harmless and defend, Licensee, its officers, directors, employees, agents, representatives, members, managers, Affiliates and Sublicensees (collectively, "Licensee lndemnitees") from and against any liabilities, claims, suits, losses, damages, costs, fees, and expenses (including without limitation reasonable attorneys' fees and expenses, including without limitation any incurred in enforcement of this indemnity) (collectively, "Claims") resulting from or arising out of any breach of this Agreement by Licensor.

     C.     The Licensee Indemnitees shall promptly notify the Indemnitor of any Claim with respect to which such Licensee Indemnitee is seeking indemnification hereunder and permit the Indemnitor, at the Indemnitor's cost, to defend against such Claim, and shall reasonably cooperate (at the Indemnitor's expense) in the defense thereof. Neither the Indemnitor nor Licensee Indemnitees shall enter into, or permit, any settlement of any Claim without the express written consent of the other, which consent shall not be unreasonably withheld, conditioned or delayed. Each Licensee Indemnitee may, at its option and expense, have its own counsel participate in any proceeding which is under the direction of the Indemnitor and will reasonably cooperate with the Indemnitor or its insurer in the disposition of any such matter; provided, that, if the Indemnitor shall not defend such Claim, such Licensee Indemnitee shall have the right to defend such Claim on its own behalf and recover from the Indemnitor all reasonable attorneys' fees and expenses incurred by it during the course of such defense. The Indemnitor shall not consent to, and no Licensee Indemnitee shall be required to agree to any settlement or compromise of, or the entry of any judgment with respect to, and the Indemnitor shall be required to appeal, unless otherwise agreed by the Licensee Indemnitee, any adverse decision with respect to, any Claim that (x) provides for injunctive or other non-monetary relief affecting Licensee or any Licensee Indemnitee, (y) includes any statement, admission or implication of any wrongful or improper act or omission by Licensee or any Licensee Indemnitee or (z) does not include as an unconditional term or result thereof the giving to Licensee and each the Licensee Indemnitee of a release from all liability with respect to such Claim by each Third Party that has claimed, or has a right to make a claim for, or with respect to any Claim.

     D.     Licensee shall name Licensor as additional insured on the applicable insurance policy of Licensee solely in connection with Licensee's exploitation of the Licensed Assets.

Section 6.    Recordkeeping. Licensee shall keep accurate and complete books and records sufficient to verify Licensee's determination of all amounts payable to Licensor hereunder, including, without limitation, inventory, purchase and invoice records relating to the Royalty-Bearing Products or their manufacture. Such books and records shall be preserved for a period not less than two (2) years after they are created during and after the License Term.

Section 7.    Term and Termination.

     A.    The term of this Agreement shall commence on the Effective Date and, unless sooner terminated in accordance herewith, shall expire at the end of the Royalty Term.

     B.    Licensee may terminate this Agreement at any time, with or without cause, by giving at least ninety (90) days' written notice of such termination to Licensor.

     C.    If Licensee commits any material breach of any covenant in this Agreement, and fails to take reasonable steps to remedy such breach within ninety (90) days of receiving written notice thereof from Licensor, Licensor may, at its option, terminate this Agreement by giving notice of termination to Licensee.

     D.    In the event of termination of this Agreement by Licensee for Licensor's breach, all rights and licenses granted by Licensor to Licensee hereunder shall remain in effect and License shall thereafter have a fully paid, irrevocable, worldwide license of the Licensed IP to further develop and exploit the Licensed IP without further payment obligation to Licensor. Licensor agrees to take such actions and execute such instruments, agreements and documents as are necessary to effect the foregoing.

     E.    Upon the termination of this Agreement, Licensee shall remain obligated to pay royalties earned up to the date of the termination (or such later date as may be permitted by Paragraph 7(G)), and any Annual Shares shall be prorated as of the date of termination by the number of days elapsed in the applicable calendar year. Such payments shall be due within thirty (30) days of termination (or thirty (30) days after such later date as may be permitted by Paragraph 7(H)).

     F.    Waiver by either Party of a single breach or default, or a succession of breaches or defaults, shall not deprive such Party of any right to terminate this Agreement in the event of any subsequent breach or default.

     G.    Notwithstanding anything to the contrary contained in this Agreement, for a period of six (6) months following the termination of this Agreement, Licensee, its Affiliates and Sublicensees, shall have the right to sell all Products made or partially made prior to the effective date of termination; provided, that, all terms and obligations to Licensor shall continue to apply to such Products, including that Licensee shall pay royalties on sales of any such Royalty-Bearing Products and shall provide reports in accordance with this Agreement.

Section 8.    Patent Filing, Prosecution and Maintenance; Patent Fees and Costs.

     A.    Following the Effective Date, Licensee shall control the preparation, prosecution (including, without limitation, any interferences, reissue proceedings and reexaminations) and maintenance of all Licensed IP, with counsel of its choice, all in Licensee's sole discretion. Prior to or promptly following the Effective Date, the Parties shall cooperate to expeditiously transfer such responsibility for the further preparation, prosecution and maintenance of Licensed IP (including any Licensor Improvements) to Licensee. Licensee shall be responsible for all costs incurred by Licensee with respect to such preparation, prosecution and maintenance of Licensed IP so long as Licensee remains responsible for such preparation, prosecution and maintenance. Subject to the foregoing sentence, Licensee will reimburse Licensor for any necessary and reasonable costs it incurs at Licensee's request with respect to the prosecution and maintenance of the Licensed IP following the Effective Date. Licensor shall cooperate with Licensee, as may be requested by Licensee, with respect to the preparation, prosecution and maintenance of the Licensed IP reasonably prior to any deadline or action with the U.S. Patent & Trademark Office or any foreign patent office.

     B.    Licensor shall promptly provide Licensee and its counsel with copies of any official communications from the United States and any foreign patent office pertaining to the Licensed IP. For clarity, Licensee and its Affiliates and their respective Licensees shall be free to file for, prosecute and maintain patent applications and patents without notice to or consulting with Licensor and Licensor shall have no right, title or interest in or to any patent applications filed or acquired by Licensee, its Affiliates and/or any of their Sublicensees nor any patents issuing therefrom nor shall the filing for, acquisition or issuance of any such patents give rise to any payment or royalty obligations hereunder.

Section 9.    Enforcement.

     A.    Licensor shall protect the Licensed IP against infringers and to otherwise act to eliminate infringement, in its reasonable determination or when requested by Licensee, in all cases in full consultation subject to the reasonable approval of Licensee at every stage, including without limitation, any settlement. In the event that either Party believes there is infringement of any Licensed IP, such Party shall provide the other Party with notification and reasonable evidence of such infringement (such notice is hereinafter referred to as an "Infringement Notice"). Nothing herein shall permit or allow Licensor to commence any action for infringement upon or violation of the Licensed Assets without the approval of Licensee.

     B.    If any infringement upon or violation of the Licensed Assets has not been discontinued within three (3) months after the Infringement Notice or Licensor has not by the end of such period taken reasonable action (as reasonably determined by Licensee) to abate or terminate the infringing action or other violation, or if Licensor informs Licensee that it will not be undertaking to end such infringement or violation, Licensee shall have the right to bring an action to enforce the Licensed Assets at its own expense. During such litigation Licensee shall act in good faith to preserve such Licensor's right, title and interest in and to the Licensed Patents, shall keep Licensor advised as to the status of the litigation. If Licensor is a necessary or indispensable party to any litigation or proceeding against a Third Party alleged to have infringed or otherwise violated any of the Licensed Assets, Licensor covenants to Licensee that upon request by Licensee it shall join, shall not refuse to join and hereby waives any right to refuse to join any such action and Licensee shall have the right to bring such litigation or proceeding in Licensor's name.

     C.    In any infringement suit that Licensee may institute to enforce the Licensed Assets pursuant to this Agreement, Licensor shall, at the request and expense of Licensee, cooperate in all respects and shall use all reasonable efforts to cause its employees to testify when requested and make available relevant records, papers, information, samples, specimens, and the like.

Section 10.    Assignability. This Agreement may not be transferred or assigned by Licensor, whether pursuant to a change of control event or otherwise, without the prior written consent of Licensee, which consent may be granted or withheld in Licensee's sole discretion. Nothing herein shall impair or affect the rights of Licensee, and License shall be free, to transfer or assign this Agreement or its rights and responsibilities hereunder in whole or in part or to engage in any acts or transactions the results of which shall effect a change of ownership or control of Licensee. Notwithstanding anything contained in this Agreement to the contrary, nothing in this Agreement, expressed or implied, is intended to confer on any Person other than the Parties hereto or their respective successors and permitted assigns any rights or remedies under or by reason of this Agreement.

Section 11.    Miscellaneous.

     A.    This Agreement shall be governed by and construed in all respects in accordance with the laws of the State of New York. If any provisions of this Agreement are or shall come into conflict with the laws or regulations of any jurisdiction or any governmental entity having jurisdiction over the Parties or this Agreement, those provisions shall be deemed automatically revised to the minimum extent necessary to comply, and the remaining terms and conditions of this Agreement shall remain in full force and effect. If such a revision is not so allowed or if such a revision leaves terms thereby made clearly illogical or inappropriate in effect, the Parties agree to substitute new terms as similar in effect to the present terms of this Agreement as may be allowed under the applicable laws and regulations. The Parties hereto are independent contractors and not joint venturers or partners.

     B.    Any dispute arising out of, or relating to, this Agreement or the breach thereof, or regarding the interpretation thereof, shall be finally settled by arbitration conducted in New York City in accordance with the rules of the American Arbitration Association then in effect before a single arbitrator appointed in accordance with such rules applying the laws of the State of New York. Judgment upon any award rendered therein may be entered and enforcement obtained thereon in any court having jurisdiction. The arbitrator shall have authority to grant any form of appropriate relief (other than punitive damages), whether legal or equitable in nature, including specific performance. For the purpose of any judicial proceeding to enforce such award or incidental to such arbitration or to compel arbitration, the Parties hereby submit to the exclusive jurisdiction of the Supreme Court of the State of New York, New York County, or the United States District Court for the Southern District of New York, and agree that service of process in such arbitration or court proceedings shall be satisfactorily made upon it if sent by registered mail addressed to it at the addresses set forth herein.

Section 12.    Notices.

     A.    Any notice required to be given pursuant to the provisions of this Agreement shall be in writing and shall be deemed to have been given at the earlier of the time when actually received as a consequence of any effective method of delivery, including but not limited to hand delivery, transmission by telecopier or email, or delivery by a professional courier service or the time when sent by certified or registered mail addressed to the Party for whom intended at the address below or at such changed address as the Party shall have specified by written notice, provided that any notice of change of address shall be effective only upon actual receipt.

Licensor

Stuart Weg, M.D.
[...***...]
[...***...]
[...***...]

With copies (which shall not constitute notice)
to:

Herbert H. Gary
[...***...]
[...***...]
[...***...]

Licensee

Seelos Therapeutics, Inc.
300 Park Avenue, 12th Floor
New York, NY 10022
Attn: Raj Mehra, Ph.D., CEO
Email: raj.mehra@seelostx.com

Section 13.    Integration. This Agreement constitutes the full understanding between the Parties with reference to the subject matter hereof, and no statements or agreements by or between the Parties, whether orally or in writing, except as provided for elsewhere in this Section, made prior to or at the signing hereof, shall vary or modify the written terms of this Agreement. Without limiting the foregoing, this Agreement supersedes, amends and replaces the Prior Agreement in its entirety. Neither Party shall claim any amendment, modification, or release from any provisions of this Agreement by mutual agreement, acknowledgment, or otherwise, unless such mutual agreement is in writing, signed by the other Party, and specifically states that it is an amendment to this Agreement.

Section 14.    Confidentiality.

The Parties hereto agree to keep any information identified as confidential by the disclosing Party confidential using methods at least as stringent as each Party uses to protect its own confidential information. "Confidential Information" shall include Licensee's development plans and reports, royalty reports and forecasts, sublicenses, the Licensed IP and all information concerning them and any other information marked confidential or accompanied by correspondence indicating such information is exchanged in confidence between the Parties. Except as may be authorized in advance in writing by Licensor, Licensee shall only grant access to Licensor's Confidential Information to its Sublicensee(s) and those employees, contractors, consultants, service providers and agents of Licensee and its Sublicensee(s) involved in research or the provision of services to or for the benefit of Licensee or such Sublicensee(s) relating to the Licensed IP, Products and/or Licensee Improvements. Licensee shall require its Sublicensee(s) and all such employees, contractors, consultants, service providers and agents and Licensor shall require its personnel involved herewith, to be bound by terms of confidentiality no less restrictive than those set forth in this Section. The confidentiality and use obligations set forth above apply to all or any part of the Confidential Information disclosed hereunder except to the extent that:

(i)    Licensor, Licensee or its Sublicensee(s) can show by written record that it possessed the information prior to its receipt from the other Party;

(ii)    the information was already available to the public or became so through no fault of Licensor, Licensee or its Sublicensee(s);

(iii)    the information is subsequently disclosed to Licensor, Licensee or its Sublicensee(s) by a Third Party that has the right to disclose it free of any obligations of confidentiality; or

(iv)    the information is required by law, rule, regulation or judicial process to be disclosed.

Each Party shall keep the terms of this Agreement confidential, provided Licensee may provide this Agreement or disclose relevant terms and conditions to its advisors and agents and as otherwise may be required under applicable laws and regulations or in connection with potential financing, acquisition or other strategic transactions.

Section 15.    Severability. Without prejudice to any other rights that the Parties have pursuant to this License Agreement, every provision of this License Agreement is intended to be severable. If any provision of this License Agreement shall be invalid or unenforceable, such invalidity or unenforceability shall not affect the other provisions of this License Agreement, which shall remain in frill force and effect. The Parties hereto agree to consult each other and to agree upon a new stipulation which is permissible under the Law and which comes as close as possible to the original purpose and intent of the invalid, void or unenforceable provision.

Section 16.    Relationship of the Parties. Nothing contained in this License Agreement shall be deemed to constitute a partnership, joint venture, or legal entity of any type between Licensor and Licensee, or to constitute one as the agent of the other. Moreover, each Party agrees not to construe this License Agreement, or any of the transactions contemplated hereby, as a partnership for any tax purposes. Each Party shall act solely as an independent contractor, and nothing in this License Agreement shall be construed to give any Party the power or authority to act for, bind, or commit the other.

Section 17.    Expenses. Except as otherwise expressly provided in this License Agreement, each Party shall pay the fees and expenses of its respective lawyers and other experts and all other expenses and costs incurred by such Party incidental to the negotiation, preparation, execution and delivery of this License Agreement.

Section 18.    Further Assurances. Each Party hereby covenant and agree without the necessity of any further consideration, to execute, acknowledge and deliver any and all such other documents and take any such other action as may be reasonably necessary to carry out the intent and purposes of this Agreement

Section 19.    Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

Section 20.    Authority. The persons signing on behalf of Licensor and Licensee hereby warrant and represent that they have authority to execute this Agreement on behalf of the Party for whom they have signed.

[Signature Page to Follow]

IN WITNESS WHEREOF, the Parties hereto have duly executed this Agreement on the dates indicated below.

_/s/ Stuart Weg_________________________ STUART WEG SEELOS THERAPEUTICS, INC. By: _/s/ Raj Mehra, Ph.D.________________ Name: Raj Mehra Title: CEO	Date: September 5, 2019 Date: September 5, 2019

APPENDIX A

"Affiliate" shall mean, with respect to a specified Person, any other Person, (i) which is controlling, controlled by or under common control with, such specified Person or (ii) in which such specified Person owns twenty percent (20%) or more of the equity or other ownership interests. The term "control" means possession, direct or indirect, of the powers to direct, cause or direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

"Annual Payment" shall have the meaning set forth in Section 4(A)(iv).

"Claims" shall have the meaning set forth in Section 5B.

"Confidential Information" shall have the meaning set forth in Section 14.

"EMA" shall mean the European Medicines Agency.

"FDA" shall mean the U.S. Food and Drug Administration.

"First Commercial Sale" shall mean the initial transfer after Regulatory Approval (by or on behalf of Licensee or any of its sublicensees) to a Third Party of a quantity of Royalty-Bearing Product in exchange for cash or other consideration includable in the calculation of Selling Price.

"Improvement" shall mean any improvement, addition, modification, derivative, additional invention or other enhancement to any invention or discovery disclosed or claimed in any Patent included in the Licensed Assets or based upon or incorporating Know-How.

"Infringement Notice" shall have the meaning set forth in Section 9A.

"Know-How" shall mean know-how, proprietary processes, trade secrets, Confidential Information, Research Data and technical information, in each case developed or possessed (without obligation to any third party) or otherwise owned by Licensor, that relates to the manufacture, sale or use of ketamine in any dosage or formulation, including information useful for the making and have made, manufacture, use, sale, offer for sale, importation, development, marketing or distribution of Products.

"License" shall have the meaning set forth in Section 2A.

"License Term" shall mean the period commencing on and as of the Effective Date and continuing in perpetuity, unless sooner terminated in accordance with this Agreement.

"Licensed Assets" shall mean (i) the Licensed IP, and (ii) the Regulatory Materials.

"Licensed Field" shall mean all uses and applications for any indication.

"Licensed IP" shall refer to and mean any and all Patents and Know-How.

"Licensed Territory" shall mean worldwide.

"Licensee Improvements" shall have the meaning set forth in Section 2A(iii).

"Licensee Indemnitees" shall have the meaning set forth in Section 5B.

"Licensor Improvements" shall have the meaning set forth in Section 2A(ii).

"Major Market" shall mean the United States, the United Kingdom, France, Germany, Italy, Spain, China or Japan. For clarity, obtaining Regulatory Approval of a Product from the EMA in the EU, which approval applies throughout the EU (as then constituted), shall be deemed to be obtaining a Regulatory Approval in a Major Market for purposes of the applicable provisions of this Agreement.

"Patents" shall mean those patents and patent applications listed on Appendix B, as such appendix may be supplemented from time to time by agreement of the parties, together with any foreign counterparts to such patents or applications and any divisional, continuation (including without limitation continuation- in-part) or reexamination applications thereof and each patent that issues or reissues from any such application.

"Person" means an individual, sole proprietorship, partnership, limited partnership, limited liability partnership, corporation, limited liability company, business trust, joint stock company, trust, unincorporated association, joint venture or other similar entity or organization.

"Products" shall refer to and mean any and all products containing ketamine in any dosage or formulation.

"Regulatory Agency" shall mean any governmental regulatory authority responsible for granting health or pricing approvals, registrations, import permits and other approvals required before a Product may be tested or marketed in any country. Regulatory Agency shall include the FDA, EMA and any analogous agency in any other country or region.

"Regulatory Approval" shall mean the receipt of all approvals (including supplements, amendments, pre- and post-approvals and price approvals), licenses, registrations or authorizations of any national, supra-national, regional, state or local Regulatory Agency necessary for the initial distribution, use or sale of a Product in the applicable country or regulatory jurisdiction.

"Regulatory Materials" shall mean any and all documents and other records containing or referencing any Research Data and filed by or on behalf of Licensor with the FDA or any other Regulatory Agency, including the product regulatory materials in Licensor's possession or control.

"Research Data" shall mean all data or results resulting from research or studies conducted by or on behalf of Licensor and included in the license under this Agreement, including chemistry, manufacturing and controls data ("CMC") and pre-clinical and clinical research data.

"Research Purposes" shall mean the use of the Licensed IP and/or Improvements solely for academic research purposes. For the avoidance of doubt, it shall not be considered "Research Purposes" to use the Licensed IP and/or Improvements for research projects sponsored by for-profit entities, or to perform services for a fee or to produce or manufacture products for sale to Third Parties. All results of research conducted by Licensor for Research Purposes shall be deemed Research Data included in the license granted by Licensor to Licensee under this Agreement.

"Royalty-Bearing Product" shall refer to and mean any and all intranasal racemic ketamine products that are based upon or incorporate Licensor's Know-How delivered to Licensee or its Affiliate by Licensor or otherwise obtained by Licensee or its Affiliate from Licensee's predecessor in interest, Turing Pharmaceuticals AG, in connection with Licensee's acquisition of the Prior Agreement from Turing Pharmaceuticals AG. For clarity, intranasal racemic ketamine products of Licensee's or its Affiliates' Sublicensees shall only be deemed Royalty-Bearing Products to the extent based upon or incorporating Licensor's Know-How delivered and sublicensed by Licensee or its Affiliate to such Sublicensee pursuant Section 2A.

"Royalty Term" shall mean the period during which royalties are payable under this Agreement, which shall commence on the Effective Date and, unless earlier terminated in accordance with the terms of this Agreement, shall continue on a country-by-country basis, until eight (8) years from the date of the First Commercial Sale of a Royalty-Bearing Product in such country. After expiration of the Royalty Term in such country, the license granted to Licensee hereunder shall be an exclusive, fully paid-up, royalty-free, irrevocable and perpetual license.

"Selling Price" shall mean the amounts actually received by Licensee from the sale of Royalty-Bearing Product (whether received on a per Product, bulk or periodic basis), less the following actual and customary deductions where applicable: cash, trade, rebates, chargebacks (ie Medicaid, Tri Care, Managed Care etc.) or quantity discounts; sales, use, tariff, import/export duties or other taxes imposed on sales; any shipping costs, allowances or credits to customers because of rejections or returned Products.

"Sublicensee" means any Third Party sublicensed by Licensee pursuant to Section 2A.

"Third Party" means any Person other than Licensee or Licensor.